CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Amendment to the Registration Statement on Form N-1A of Touchstone Large Company Growth Fund & Touchstone Global Growth Fund (the “Successor Funds”) and to the use of our report dated August 25, 2016 on the financial statements and financial highlights of DSM Large Cap Growth Fund, DSM Global Growth Fund, & DSM Global Growth & Income Fund (the “Predecessor Funds”), each formerly a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 25, 2016